UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
 Date of report (Date of earliest event reported): July 31, 2022
 ZOVIO INC
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34272	59-3551629
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1811 E. Northrop Blvd, Chandler, AZ 85286
(Address of Principal Executive Offices, including zip code)

 (858) 668-2586
(Registrant’s telephone number, including area code)
 None
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
 ☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 ☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
 ☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
 ☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ZVO	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company         ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.         ☐

Item 1.01.     Entry into a Material Definitive Agreement.
As previously disclosed, on August 1, 2020, Zovio Inc, a Delaware corporation (“Zovio”), The University of Arizona Global Campus, an Arizona nonprofit corporation (“UAGC”), and the Arizona Board of Regents, a body corporate, for and on behalf of The University of Arizona (“UofA”), entered into an Asset Purchase and Sale Agreement (as amended, the “Original Asset Purchase Agreement”), pursuant to which, among other things, Zovio agreed to sell to UAGC certain institutional assets related to its regionally-accredited, online university (the “University”). The closing of the transaction contemplated by the Original Asset Purchase Agreement occurred on December 1, 2020. In connection with the closing, the parties entered into a long-term Strategic Services Agreement (the “UAGC Services Agreement” and, together with the Original Asset Purchase Agreement and certain related agreements, the “UAGC/Zovio Agreements”), dated December 1, 2020, pursuant to which, among other things, Zovio was engaged by UAGC to provide certain services related to UAGC’s operation of the University, including recruiting, admissions, marketing, student financial aid processing, and financial aid advising, program advising, student retention advising, support services for academics, information technology and institutional support services in exchange for the service fees described in the UAGC Services Agreement (collectively, the “UAGC Services Business”).
Effective July 31, 2022, the parties entered into and simultaneously closed a new asset purchase agreement (the “New Asset Purchase Agreement”), pursuant to which Zovio sold to UAGC all of the remaining assets of Zovio related to the UAGC Services Business (the “Transaction”). In connection with the Transaction, the parties terminated the UAGC/Zovio Agreements. In addition, UAGC (and, where applicable, UofA) (a) paid to Zovio cash in the amount of $1.00, (b) assumed all obligations under Zovio’s business contracts associated with the UAGC Services Businesses, including the lease for the facilities occupied by the UAGC Services Business located in Chandler, Arizona, which has a remaining term of eight years and approximately $20.0 million in rent obligations, (c) released Zovio from all remaining obligations under the UAGC/Zovio Agreements, including from all indemnification obligations under the Original Asset Purchase Agreement and all minimum payment guarantees under the UAGC Services Agreement, and (d) granted Zovio a general release of all claims. In addition, UAGC hired substantially all of the UAGC Services Business employees (as determined by UAGC). In turn, Zovio (i) paid to UAGC cash in the amount of $5.5 million, reflecting the allocated minimum payment owed by Zovio to UAGC for the month of July 2022, (ii) paid to UAGC cash in the amount of $5.0 million, and assigned to UAGC the right to a security deposit in the amount of $2.7 million, for Zovio’s assumption of all obligations under the Chandler lease, (iii) granted UAGC the right to any refund achieved by Zovio after the closing of the Transaction from the State of California as a result of its appeal of that certain judgment set forth in the Statement of Decision issued by the Superior Court of the State of California, County of San Diego on March 3, 2022, (iv) released UAGC from all remaining obligations under the UAGC/Zovio Agreements, and (v) granted UAGC and UofA a general release of all claims.
Following the consummation of the Transaction, Zovio and UAGC have no contractual or other relationship with one another, other than an agreement to reasonably cooperate to effect the transactions contemplated by the New Asset Purchase Agreement. As of the date hereof, UAGC operates the University as an integrated, online university. Zovio will continue to support the continued growth and expansion of its Fullstack Academy subsidiary and simultaneously explore strategic alternatives for that business.
The foregoing summary of the New Asset Purchase Agreement and the transactions effected thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the New Asset Purchase Agreement, a copy of which will be timely filed as an exhibit to Zovio’s next Quarterly Report on Form 10-Q.
Item 1.02.     Termination of a Material Definitive Agreement.
As described in Item 1.01 above, on July 31, 2022, Zovio and UAGC terminated the UAGC Services Agreement. The information disclosed in response to Item 1.01 is incorporated herein by reference
Item 2.01.     Completion of Acquisition or Disposition of Assets.
As described in Item 1.01 above, on July 31, 2022, Zovio and UAGC completed the Transaction. The information disclosed in response to Item 1.01 is incorporated herein by reference.
Item 7.01.     Regulation FD Disclosure.
On August 1, 2022, Zovio issued a press release announcing the signing of the New Asset Purchase Agreement. A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.     Financial Statements and Exhibits.
(b)    Pro forma financial information
The pro forma financial information required to be filed under Item 9.01(b) of this Current Report on Form 8-K will be filed by amendment to this Current Report on Form 8-K no later than four business days after the date hereof.
(d) Exhibits

Exhibit No.	Description
99.1	Press Release, dated August 1, 2022

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZOVIO INC

Date: August 1, 2022	By:	/s/ Kevin Royal
Name: Kevin Royal
Title: Chief Financial Officer